Exhibit 99.1
Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

FOR IMMEDIATE RELEASE	Company Contact

August 11, 2021	Jacqueline Burwitz Vice President, Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Entry Into $75 Million Accelerated Share Repurchase Program

ST. LOUIS, August 11, 2021 — Energizer Holdings Inc. (NYSE: ENR) (the “Company”) announced today it has entered into an agreement to repurchase an aggregate of $75 million of its common stock in an accelerated share repurchase (“ASR”) program with JPMorgan Chase, National Association (“JPM”). This equates to approximately 1.9 million shares, at the closing price on August 10, 2021, and represents approximately 2.6% of Energizer’s fully diluted outstanding stock(1). The Company is expected to fund the ASR program using available cash on hand and revolver borrowings. The Company will repurchase shares under the ASR Program as part of its existing 7.5 million share repurchase authorization, which was approved by its Board of Directors in November 2020.

“This accelerated share repurchase transaction is an important component of our capital allocation strategy,” said Mark Lavigne, Chief Executive Officer. “The program demonstrates our confidence in Energizer’s strategy and future growth prospects and underscores our commitment to deliver value to our shareholders.”

Under the terms of the ASR agreement, dated August 11, 2021, Energizer will make an initial payment of $75 million to JPM and receive an initial delivery of approximately 1.5 million shares of Energizer’s common stock. The final number of shares to be repurchased under the ASR program will be based on the average of the daily volume-weighted average prices of Energizer’s common stock during the repurchase period, less a discount, and is subject to adjustments pursuant to the terms of the ASR agreement. The final settlement of the ASR program is expected to be completed before the end of the calendar year 2021.

Energizer expects to have ample financial capacity to sustain its balanced approach to capital allocation. This includes investments in its categories and brands to enhance growth and innovation and improve profitability, return capital to shareholders through dividends and opportunistic share repurchases, execute strategic M&A and pay down debt.

About Energizer

Energizer Holdings Inc. (Energizer, NYSE: ENR), headquartered in St. Louis, is one of the world's largest manufacturers and distributors of primary batteries, portable lights, and auto care appearance, performance, refrigerant and fragrance products. Its portfolio of globally recognized brands includes Energizer®, Armor All®, Eveready®, Rayovac®, STP®, Varta®, A/C Pro®, Refresh Your Car!®, California Scents®, Driven®, Bahama & Co.®, LEXOL®, Eagle One®, Nu Finish®, Scratch Doctor® and Tuff Stuff®. As a global, branded consumer roducts company, Energizer's mission is to lead the charge to deliver value to its customers and consumers better than anyone else. Visit www.energizerholdings.com for more details.

(1)Includes the assumed conversion of the Company’s mandatory convertible preferred stock into approximately 4.7 million shares of common stock.

SOURCE Energizer Holdings Inc.
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This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company, as well as matters related to the Company's entrance into the ASR program, including statements about the expected completion date of the ASR program, the number of shares that will be delivered to the Company under the ASR program and the Company’s financial capacity to sustain its capital allocation initiatives. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, that we cannot guarantee that the ASR program, or any future share repurchases, will enhance long-term stockholder value, and share repurchases could increase the volatility of the price of our stock and diminish our cash reserves.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 17, 2020.